AMENDMENT #2 TO LOCKUP, CONVERSION, AND ADDITIONAL INVESTMENT AGREEMENT

Addendum to the Transaction Documents Dated October 7, 2016

This Amendment #2 to the Lockup, Conversion, and Additional Investment Agreement, dated January 4, 2018 (this “Second Amendment”), is by and between Blink Charging Co. (f/k/a Car Charging Group, Inc.), a Nevada corporation (the “Issuer”) and JMJ Financial (the “Investor”) (referred to collectively herein as the “Parties”).

WHEREAS, the Issuer and the Investor entered into a Securities Purchase Agreement Document SPA- 10052016 (the “SPA”) dated as of October 2016, pursuant to which the Issuer issued to the Investor a Promissory Note (the “Note”), a Warrant, and Origination Shares (all capitalized terms not otherwise defined herein shall have the meanings given such terms in the SPA);

WHEREAS, the Issuer and the Investor entered into a Lockup, Conversion, and Additional Investment Agreement, dated October 23, 2017 (the “October 2017 Addendum”) and an Amendment #1 to Lockup, Conversion, and Additional Investment Agreement, dated November 29, 2017 (the “First Amendment”) (the October 2017 Addendum, as amended by the First Amendment, is referred to as the “ Addendum” and in this Second Amendment any references to paragraph numbers refer to the numbering of such paragraphs as originally set forth in the October 2017 Addendum); and

WHEREAS, the Issuer and the Investor wish to amend certain terms of the Addendum.

NOW, THEREFORE, the Issuer and the Investor agree as follows:

1. The first paragraph of Section 2 of the Addendum shall be deleted in its entirety and replaced with the following:

2. Options Upon Closing of the Public Offering. Provided that (i) the Issuer closes on the Public Offering by January 31, 2018 and (ii) no additional event of default or breach of the Transaction Documents occurs between the date of this Agreement and the close of the Public Offering, the Issuer shall have the following two options for settling the Note, securing a lockup agreement from the Investor, and exchanging the Warrants for shares of common stock. For the avoidance of doubt, the option chosen shall be at the sole discretion of the Issuer and shall be made by 6 PM ET on the day the pricing of the Public Offering occurs. Any cash payments shall be made and all shares shall be issued within three (3) business days of the closing of the Public Offering.

2. Section 5 of the Addendum shall be deleted in its entirety and replaced with the following:

5. Extension of Maturity Date. In the sentence in the Note (as previously amended) that commences with “The Maturity Date is the earlier of ...” shall be amended and replaced in its entirety with the following:

“The Maturity Date is the earlier of (a) January 31, 2018, (b) in the event that it becomes apparent to the Investor that the Public Offering is not going to close by January 31, 2018, within one business day from the time that the Investor provides notice to the Issuer that it is apparent to the Investor that the offering is not going to close by January 31, 2018, (c) the third business day after the closing of the Public Offering, (d) in the event that it becomes apparent that the Public Offering has failed, three business days from the date on which it becomes apparent that the Public Offering has failed, or (e) in the event that either the Issuer or its investment bank terminate their engagement letter, or if either party otherwise suspends pursuit of the Public Offering, three business days from that respective date.”

3. Section 6 of the Addendum shall be deleted in its entirety and replaced with the following:

6. Extension of Origination Shares Dates. The references to the date of September 21, 2017 in Sections 1.3.1 and 1.3.2 of the SPA (as previously amended) shall be replaced with the date of January 31, 2018.

4. Section 7 of the Addendum shall be deleted in its entirety and replaced with the following:

7. Conditional Waiver of Default. The Investor conditionally waives the defaults for the Issuer’s failure to meet the original and previously amended Maturity Dates of the Note and delivery dates for the Origination Shares, but the Investor does not waive any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults (which damages, fees, penalties, liquidated damages, or other amounts or remedies the Investor may choose in the future to assess, apply or pursue in its sole discretion) and the Investor’s conditional waiver is conditioned on the Issuer’s not being in default of and not breaching any term of the Note or the SPA or any other Transaction Documents at any time subsequent to the date of this Amendment (if the Issuer triggers an event of default or breaches any term of the Note, the SPA, or the Transaction Documents at any time subsequent to the date of this Amendment, the Investor may issue a notice of default for the Issuer’s failure to meet the original Maturity Date of the Note and delivery date of the Origination Shares). For the sake of clarity, if (i) the Issuer closes on the Public Offering by January 31, 2018, (ii) no additional event of default or breach of the Transaction Documents (as previously amended), the Addendum, or this Amendment occurs between the date of this Amendment and the close of the Public Offering, (iii) the Issuer chooses Repayment and Conversion Option A or Repayment and Conversion Option B within the timeframe set forth in Section 2 of the Addendum (as amended by the First Amendment and the Second Amendment), and (iv) the Issuer fully complies with, and fully performs all of its obligations under, the Repayment and Conversion Option selected by the Issuer within the timeframe set forth in Section 2 of the Addendum (as amended by the First Amendment and the Second Amendment), then, upon the Issuer’s full compliance with, and full performance of its obligations under, the Repayment and Conversion Option selected by the Issuer, the Investor will, at that time, unconditionally and irrevocably waive any damages, fees, penalties, liquidated damages, or other amounts or remedies against the Issuer for any and all events of defaults or breaches by the Issuer of any term of any of the Transaction Documents that may have occurred prior to the closing of the Public Offering.

5. All Other Terms Remain in Full Force and Effect. All other terms and conditions of the Addendum and the Transaction Documents, including all Warrants and all amendments to such Transaction Documents, remain in full force and effect. The terms of this Second Amendment and the Addendum do not terminate or relieve the Issuer of its obligation to perform or forbear from performing under any term of the Transaction Documents that is meant to survive after the closing of the Public Offering or that does not expressly provide for its termination upon closing of the Public Offering.

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Please indicate acceptance and approval of this Second Amendment by signing below:

/s/ Michael J. Calise	/s/ Justin Keener
Michael J. Calise	JMJ Financial
Blink Charging Co. (f/k/a Car Charging Group, Inc.)	Its Principal
Chief Executive Officer

[Amendment #2 to Lockup, Conversion, and Additional Investment Agreement Signature Page]